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                                                                    EXHIBIT 99.2


                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 1st day of November, 1994, by and between Bob Stupak, d/b/a Vegas World Hotel and Casino ("Seller"), and Stratosphere Corporation, a Delaware corporation ("Buyer" and/or "Stratosphere").

        Seller owns and operates the Vegas World Hotel and Casino in Las Vegas, Nevada (the "Business") and certain assets which it uses in the conduct of the Business.

        Pursuant to a Letter Agreement dated November 15, 1993, as amended December 22, 1993 and January 25, 1994 (the "November 15, 1993 Letter Agreement") between Seller, Stratosphere, Grand Casinos Resorts, Inc., a Minnesota corporation ("Resorts"), and Bob Stupak Enterprises, Inc., a Nevada corporation ("BSE"), Seller granted Resorts an option (the "Option") to purchase substantially all of the assets of the Business.

        Pursuant to a Letter Agreement dated June 1, 1994, as amended, (the "June 1, 1994 Letter Agreement" which together with the November 15, 1993 Letter Agreement are collectively referred to as the "Letter Agreements"), between Seller, BSE, Resorts, Grand Casinos, Inc., a Minnesota corporation and Buyer, Resorts assigned the Option to Buyer and Buyer exercised the Option.

        Accordingly, the parties agree as follows:

1.      PURCHASE AND SALE OF ASSETS

        1.1 Generally. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, on and as of the Closing Date (as defined in Section 4 hereof) the "Assets" as defined in Section 1.2.

        1.2 Assets. The Assets include all of the right, title and interest in and to the business assets, properties and rights of any kind, whether tangible or intangible, real or personal, wherever located and whether or not reflected in its books and records, used in connection with,




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or related to the Business, including without limitation all right, title and interest in the assets, property and rights described below:

                1.2.1 The facilities of Seller located in Las Vegas, Nevada, including the real property described in EXHIBIT 1.2.1 hereto (the "Real Estate") together with all buildings, structures, installations, fixtures, facilities and other improvements situated thereon and all easements, rights of way and other rights, interests and appurtenances of Seller therein or thereunto pertaining (hereinafter collectively referred to as the "Facilities");

                1.2.2 All gaming devices and equipment, including but not limited to the equipment set forth in EXHIBIT 1.2.2A ("Gaming Equipment"), machinery, equipment, tools, motor vehicles, spare parts, supplies, tools, accessories, furniture, and other miscellaneous tangible personal property owned by Seller as of the date of this Agreement and utilized in, or related to the Business, including, without limitation, the items listed on EXHIBIT 1.2.2B hereto (collectively herein referred to as the "Equipment");

                1.2.3 All rights of Seller under any warranty, representation or guarantee by any manufacturer, supplier or other transferor of the Assets;

                1.2.4 All inventory (including raw materials, work in process and finished goods), wrapping, packaging materials and supplies and similar items of Seller utilized in, related to or arising from, the Business, in each case wherever the same may be located (the "Inventory"), including without limitation the items listed on EXHIBIT 1.2.4;

                1.2.5 All rights of Seller under any contract, indenture, guarantee, lease, commitment, or other agreement related to the Business, including without limitation those identified in EXHIBIT 1.2.5 hereto (the "Contracts"), but not the obligations of Seller under the Contracts other than those obligations under the Contracts set forth in Exhibit A to the Assumption Agreement, the form of which is attached hereto as EXHIBIT 4.1.3;

                1.2.6 All interests of Seller in any copyright, patent, trademark, trade name, logo, trade secret, computer software and other intellectual property utilized in, related to or arising




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from the Business, together with pending applications for any of the foregoing, including without limitation, those identified in EXHIBIT 1.2.6;

                1.2.7 All goodwill and other general intangibles of Seller utilized in, related to or arising from the Business;

                1.2.8 All rights of Seller under any franchise, approval, authorization, consent, permit, license, order, registration, certificate, variance, and similar rights obtained from governments and government agencies, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of or relating to the operation of the Business, including, without limitation, the licenses and permits listed on EXHIBIT 1.2.8 hereto;

                1.2.9 All sales records, purchase records, customer lists, supplier and distributor lists, artwork, display units, telephone and fax numbers, advertising and promotional materials, sales literature, production records and other records relating to the Business; all deeds and other instruments, maps, and profiles relating to the Business; all real estate and engineering data, blueprints and other property records relating to the Business; all records regarding the Occupational Safety and Health Act ("OSHA") and other governmental examinations and clearances relating to the Business; and all personnel records; provided, however, that Seller may make and retain copies of any records transferred to Buyer;

                1.2.10 All rights of Seller under any claim, deposit, prepayment, refund, cause of action, chose in action, right of recovery, right of set off and right of recoupment (including any such items relating to the payment of taxes);

                1.2.11 All rights to and under all contracts between Seller and owners of any property or property rights with respect to property within one mile in any direction of any of the Real Property, exclusive of that property described in EXHIBIT 1.2.11; but excluding the Excluded Assets.

        1.3 Excluded Assets. The following property and assets of Seller are excluded from sale to Buyer (the "Excluded Assets"):




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                1.3.1  Cash and cash equivalents;

                1.3.2 Gambling "markers" of customers of Seller's Business evidencing money owed Seller by customer arising out of gambling by customer at Seller's Business;

                1.3.3  All liquor, cigarette and food inventory;

                1.3.4 All "gifts" used to satisfy Vacation Club packages as listed in EXHIBIT 1.3.4.

                1.3.5 All deposits including room deposits made by customers of Seller in respect of vacation packages;

                1.3.6  The property listed in EXHIBIT 1.3.6;

                1.3.7  The trademarks set forth in EXHIBIT 1.3.7.

                1.3.8 All accounts, notes and other receivables (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) in favor of Seller arising from the operation of the Business and existing on the Closing Date, together with all collateral security therefor (the "Accounts Receivable");

                1.3.9 All rights under any insurance policies payable with respect to any claims against or obligations of Seller that are not assumed by Buyer.

                1.3.10 The rights under the All-State Rental Lease, the Jockey Club Lease, gift shop lease, beauty shop lease, T-shirt shop lease, jewelry shop lease and ice cream shop lease;

                1.3.11 All claims by Buyer against Perine Building Co. Inc. of Phoenix for losses and damages arising out of Seller's loss or diminution of stock ownership in Buyer due to construction delays;

                1.3.12 All counter-claims by Seller against Zubel arising under the pending case of Zubel v. Stupak, and all claims for improper use of "Casino Poker" and/or "Caribbean Stud" games and/or trademarks; and

                1.3.13 Any of the rights of Seller under this Agreement or any other agreement between Seller and Buyer entered into on or after the date of this Agreement in accordance with the terms hereof.




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        1.4     Transfer of Gaming Equipment.  If Buyer, Stratosphere Gaming
Corp., a Nevada corporation, or any entity in which Buyer owns more than 50% of the voting interest has not obtained all of the necessary governmental licenses and approvals (the "Approvals") to own and operate the Gaming Equipment as defined in the inventory attached hereto as EXHIBIT 1.2.2A on or prior to the Closing (as herein defined), Seller shall not sell the Gaming Equipment to Buyer on the Closing Date (as herein defined) and the Purchase Price (as herein defined) shall be reduced by One Million and No/100 Dollars ($1,000,000.00)
(the "Equipment Amount"). Within five business days after Buyer's receipt of the Approvals, if such receipt occurs after the Closing, Seller shall deliver to Buyer the Gaming Equipment and the documents necessary to transfer the interest of Seller in the Gaming Equipment to Buyer including but not limited to those referred to in Section 4 and Buyer shall pay Seller the Equipment Amount as provided under Section 2.3.3. Seller, with Buyer's consent, may sell some or all of the Gaming Equipment at a public or private auction. The proceeds of the auction shall reduce dollar for dollar the One Million dollars ($1,000,000) due and owing for the Gaming Equipment.

        1.5 Liens/Encumbrances. The Assets will be transferred by Seller to Buyer in accordance with this Agreement free and clear of all liens, claims, security interests, charges, restrictions, mortgages, deeds of trust, contracts, leases, licenses, charges of others or any other encumbrances (hereinafter, "Encumbrances"), other than those permitted Encumbrances specifically set forth in EXHIBIT 1.5 for which there will be an adjustment of the Purchase Price as provided below (the "Permitted Encumbrances").

2.      PURCHASE PRICE

        2.1 Generally. Subject to adjustment as provided in Section 2.2 and reduction as provided in Sections 1.4, 7 and 9.3 hereof, the total purchase price to be paid to Seller at the Closing for the Assets (the "Purchase Price") shall be $50,500,000.

        2.2     Adjustment to Purchase Price.

                2.2.1 The Purchase Price shall be reduced by the following amounts:




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                       2.2.1.1  An amount equal to the sum of all Assumed
Liabilities (as herein defined) as of the Closing Date.

                       2.2.1.2 An amount equal to the cost of removing the Permitted Encumbrances.

                       2.2.1.3 An amount equal to any debt or other obligation owed by Seller or any affiliate (as defined in Section 11.1) to Buyer as of the Closing whether or not such debt or other obligation is then due and owing other than the amount of the Advances under the Advance Notes pursuant to the Letter Agreements.

                       2.2.1.4  An amount equal to any costs, fees and
expenses incurred in connection with this Agreement which were advanced or paid for by Buyer and which are the obligation of Seller, including but not limited to the cost of any surveys, title insurance, taxes and recording fees.

                2.2.2 The Purchase Price will be increased by an amount equal to the reasonable cost of the Capital Expenditures referred to in and permitted under the November 15, 1993 Letter Agreement which are set forth in EXHIBIT 2.2.2.

        2.3 Payment of Purchase Price. The Purchase Price shall be payable as follows:

                2.3.1 An amount equal to unpaid interest and principal on the mortgage secured by the Real Estate shall be paid to the mortgagee and its assigns and successors.

                2.3.2 An amount necessary to obtain the release of any Encumbrance other than Permitted Encumbrances not paid by Seller shall be paid to such releasor. Any encumbrance bonded or secured in a manner sufficient for the title insurer to delete such claim as an exception to coverage will not result in a reduction in the Purchase Price.

                2.3.3 The balance of the Purchase Price shall be paid in accordance with the terms of a promissory note (the "Promissory Note"), substantially in the form attached hereto as EXHIBIT 2.3.3, payable to Seller by Buyer and delivered by Buyer to the Escrow Agent pursuant to the terms of the Escrow Agreement (as defined herein) to be delivered at Closing.

        2.4 Allocation of Purchase Price. Buyer and Seller shall determine an allocation of the Purchase Price among the Assets using the allocation method required by Section 1060 of the



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Internal Revenue Code of 1986 (the "Code") and the Regulations thereunder. The parties each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required by Code Section 1060(b) in a manner consistent with such allocation and will not take any position inconsistent therewith upon examination of any tax return, any refund claim, any litigation, investigation or otherwise without prior notification to the other party explaining the reasons therefore.

3. ASSUMPTION OF LIABILITIES. Notwithstanding any other provisions of this Agreement, except for the liabilities assumed under the contracts, leases, commitments and agreements described in EXHIBIT 3A hereto (collectively, the "Assumed Liabilities"), Buyer shall not assume or otherwise be responsible for any liabilities or obligations of Seller, whether actual or contingent, matured or unmatured, liquidated or unliquidated or known or unknown, whether arising out of occurrences prior to, at or after the date hereof ("Excluded Liabilities") which Excluded Liabilities include without limitation those liabilities set forth in EXHIBIT 3B and all obligations under the Contracts (except those Contracts listed on EXHIBIT 3A).

4. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Lawyers Title Insurance Company, Las Vegas, Nevada, at 12:00 noon Pacific Daylight Savings Time (or such other location as Buyer and Seller shall mutually select), on the earlier of the Closing of the Buyer's offering of securities pursuant to a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission and assigned SEC No. 33-81286 (the "Offering"), or October 18, 1994, or such later date as Buyer may determine (the "Closing Date").

        4.1     At the Closing Buyer shall

                4.1.1  pay the Purchase Price as specified in Article 2 hereof;

                4.1.2 deliver to Seller the various certificates, instruments and documents referred to in Section 13 hereof;



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                4.1.3  deliver to Seller an assumption in the form of EXHIBIT
4.1.3 hereto and such other assumptions as Seller may reasonably request to evidence the assumption by Buyer of the Assumed Liabilities;

                4.1.4 deliver to Seller a duly executed and legally enforceable Promissory Note substantially in the form attached hereto as
EXHIBIT 2.3.3;

                4.1.5 deliver to Seller a duly executed and legally binding Lease for certain real property and other assets in the form attached hereto as
EXHIBIT 4.1.5;

                4.1.6 deliver to Seller a duly executed and legally binding license of the customer lists substantially in the form attached hereto as
EXHIBIT 4.1.6 giving Seller the nonexclusive right to use the customer lists transferred to Buyer pursuant to this Agreement; and

                4.1.7 deliver to Seller a duly executed and legally binding Escrow Agreement substantially in the form attached hereto as EXHIBIT 4.1.7 (the "Escrow Agreement") as finally approved by the Nevada Gaming Commission.

        4.2     At the Closing Seller shall deliver to Buyer:

                4.2.1 Such warranty deeds, bills of sale, assignments, releases and other documents required by Buyer to vest in Buyer all right, title and interest in, to and under the Assets, free and clear of all Encumbrances, other than the Permitted Encumbrances, including but not limited to;

                       4.2.1.1 Duly executed warranty deeds in recordable form for the Real Estate and the Facilities and such other documents as may be reasonably required by Buyer which are legally sufficient to transfer all right, title and interest in the Real Estate and the Facilities to Buyer free and clear of all Encumbrances other than Permitted Encumbrances.

                       4.2.1.2 Duly executed quit claim deeds in recordable form from all Affiliates transferring all of the Affiliates' right, title and interest in the real Estate to Buyer.

                       4.2.1.3 Duly executed and legally enforceable releases of any person or entity that may have an interest in or an Encumbrance against the Assets, including but not limited to releases by the Affiliates.


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                       4.2.1.4  Bills of sale, assignments, releases and other
documents of transfer required by Buyer which are legally sufficient to transfer to Buyer all right, title and interest in the Assets (other than the Real Estate and the Facility) including but not limited to quit claim bills of sale, assignments, releases and other documents executed by all Affiliates.

                4.2.2  A duly executed and legally binding Escrow Agreement.

                4.2.3 The various certificates, instruments, and documents referred to in Section 12 hereof.

                4.2.4 The acknowledgement and consent by Las Vegas Vacation Club, Inc. of Seller's and Buyer's rights (after Closing) in the customer lists pertaining to Vacation Club customers, in form and substance acceptable to Buyer.

                4.2.5 A duly executed and legally binding lease for certain real property and other assets in the form attached hereto as EXHIBIT 4.1.5 (the "Lease").

                4.2.6 A duly executed and legally enforceable license for use of gaming tradenames and trademarks substantially in the form attached hereto as EXHIBIT 4.2.6.

                4.2.7 A duly executed and legally enforceable guaranty substantially in the form attached hereto as EXHIBIT 4.2.7 (the "Guaranty").

                4.2.8 Such documents, including but not limited to corporate resolutions, as required by Buyer to substantiate the due authorization of the transactions contemplated herein by such persons and entities as Buyer may require, including but not limited to the Affiliates.

5.      LABOR AND EMPLOYMENT MATTERS

        5.1 Generally. Buyer is acquiring the Assets of Seller but will not be operating the Business of Seller. Without limiting the generality of
Section 3 hereof, Buyer shall not, with respect to any present or former employee of Seller or any predecessor, assume or otherwise be responsible for any employment obligation, wage or salary payment obligation, including without limitation those arising under any pension, profit sharing, deferred compensation, severance, welfare, sick leave, accrued or earned vacation, wage or other employee benefit plan, procedure, policy or practice of Seller regardless of whether such plan, procedure, policy or practice is



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disclosed in this Agreement.  Seller shall afford Buyer a reasonable opportunity to interview its employees immediately prior to the termination of the Lease for prospective employment by Buyer if so requested by Buyer or such later date that Buyer commences operations on the Real Property and Facility. Buyer shall be entitled (but shall have no obligation) to offer employment to any such person, but in its discretion may offer employment to any such person on terms and conditions established by Buyer. Seller shall furnish to Buyer such information in its personnel files as is legally permissible immediately prior to the Closing Date and again immediately prior to the termination of the Lease as Buyer may reasonably request in connection with determining whether to employ a person presently employed by Seller. Seller shall pay each such person all accrued wages, salary, commission, bonus and other employee compensation payments for all periods prior to the Closing Date. In addition, Seller shall pay or provide for all other employee benefits maintained by Seller for all periods before, during or after the Closing Date, all in accordance with applicable law. Seller shall provide Buyer with evidence satisfactory to Buyer that all employees have been paid all amounts due them from Seller or under any employee benefit plan of Seller. Seller shall, upon termination of the Lease or upon earlier termination of its Business, comply with, at its sole cost and expense, any and all laws pertaining thereto, including but not limited to any federal, state or local law governing plant or other business closings or relocations.

6. EMPLOYEE BENEFIT MATTERS. Buyer is buying the Assets but will not operate the Business of Seller. Buyer shall not assume, nor be responsible for nor be required to make any payment of any contribution to any employee benefit plan (including all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) and shall not have any liability in any respect in connection with such plans. Seller will provide Buyer with proof satisfactory to Buyer that Seller has fulfilled its obligations under all such plans.

7. LOSS, DESTRUCTION, CONDEMNATION OR DAMAGE TO ASSETS. If between the date of this Agreement and the Closing Date, any portion of the Assets are lost, destroyed or condemned, or suffer any material damage Seller shall give written notice to Buyer as soon as practicable thereafter but in any event within five
(5) calendar days after discovery of such damage




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or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. If this Agreement shall not have been terminated pursuant to
Section 21 hereof, if applicable, then, prior to the Closing, Buyer shall have the option, which shall be exercised within ten (10) calendar days after receipt of such notice from Seller or if there is less than ten (10) days prior to Closing, as soon as possible prior to Closing, to either (a) reduce the Purchase Price by the excess of (i) the fair market value of such Assets prior to such loss, destruction, condemnation or damage, over (ii) the salvage value, if any, of such Assets following such loss, destruction, condemnation or damage, or (b) make no adjustment to the Purchase Price and Seller shall, on the Closing Date, assign to Buyer all insurance and/or condemnation proceeds and claims against persons or entities liable for such damage or destruction payable to Seller on account of such loss, destruction, condemnation or damage pursuant to an assignment in form and substance satisfactory to Buyer and pay to Buyer the amount of any deductible under any such insurance.

8. PRORATIONS, ETC. On the Closing Date, utility charges, rents under assumed leases, property taxes payable and other similar obligations to third parties (to the extent not completely included as Assumed Liabilities) shall be prorated between Seller and Buyer. Property taxes shall be prorated based upon the year with respect for which such taxes are payable, determined in accordance with local law. On the Closing Date Seller shall pay all real property assessments and similar charges, and any accrued interest thereon, including any special assessments.

9.      TITLE EXAMINATION

        9.1 Delivery of Commitments. Within ten (10) days after execution of this Agreement, Seller shall, at its expense, cause to be prepared and delivered to Buyer commitments for American Land Title Association ("ALTA") Owner's Policy Form B-1970 title insurance polices by Lawyers Title Insurance Company covering the Real Estate, in a form reasonably acceptable to Buyer. Said commitments shall include endorsements deleting or limiting to the reasonable satisfaction of Buyer the standard exceptions and agreeing to provide affirmative insurance in respect of zoning, conditions, covenants, and restrictions, ALTA Form 110.5




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Endorsement, and ALTA Form 107.4 Endorsement. The aggregate amount of such commitments shall be $50,500,000, allocated in such manner as Buyer shall determine. Seller shall pay the costs for such title insurance commitments, including without limitation the premium for the policies and the cost of continuing the abstracts for the Real Estate and the Facilities.

        9.2 Survey. Within ten (10) days after the execution of this Agreement, Seller shall, at its expense, furnish Buyer with a current, accurate ALTA survey of the Real Estate, showing access to all adjacent roads and that such roads are publicly dedicated, the locating of all points and lines referred to in the legal description, the location and dimension of all easements, buildings, improvements, parking spaces, encroachments, if any, and utility lines to their point of connection with public systems, together with the legal description of said real estate, certified to Buyer and to American Bank National Association (or any party acting as trustee with respect to the First Mortgage Notes due 2004, proposed to be issued by the Company pursuant to the Registration Statement) by a registered land surveyor acceptable to Buyer and to said title insurance company, and otherwise in the form acceptable to Buyer and to said title insurance company. Such survey shall not reflect or show any matters which materially and adversely affect the actual or proposed use or value of the Real Estate or the Facilities or render title thereto unmarketable.

        9.3 Title Objections. Buyer shall examine the commitment provided pursuant to Section 9.1 and the surveys provided pursuant to Section 9.2 hereof, and shall be allowed thirty (30) days after receipt of the last thereof to notify Seller in writing of any objections to title to said property. If any objections to title are made, Seller shall use reasonable efforts to cure such objections within 60 days (or within such longer period of time as Buyer in its sole discretion determines to be reasonable) following receipt of notice from Buyer. Unless Buyer waives its objections, the Closing Date shall be extended for sixty (60) days or until such earlier date, if any, as the objections have been cured but in no event shall the Closing take place prior to the Closing Date. In the event Seller is unable to cure such objections within such period, then Buyer shall have the right and option to terminate this Agreement, or to waive its objections, or to allow Seller additional time in which to cure such objections, in which case the Closing Date shall be



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appropriately further extended. Notwithstanding the foregoing, in the event
Seller and Buyer agree upon a reduction in the Purchase Price so as to compensate Buyer for such objections to title, the transactions contemplated by this Agreement shall close in accordance with the terms of this Agreement, except for the reduction in the Purchase Price and charges resulting from the title defect that is the subject of the objection and any such other terms as the parties may agree upon in writing.

        9.4 Cooperation. Seller shall cooperate with Buyer both before and after the Closing in connection with the efforts of Buyer, if any, to cure any objections to title raised by Buyer which are not cured before the Closing Date, if Buyer elects to close notwithstanding such objections.

10.     ENVIRONMENTAL ASSESSMENT

        10.1 Environmental Assessment. Buyer, with the consent of the Seller, has obtained an environmental assessment (herein after sometimes referred to individually as the "Assessment" which term shall also refer to all other environmental assessments pursuant hereto) for the purposes of determining whether any environmental risks would be associated with the ownership of the Assets or the operation of the Business, a copy of which is attached hereto as EXHIBIT 10.1.

11. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer that, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"):

        11.1 Organization/Affiliates. Seller is a sole proprietorship. Set forth in EXHIBIT 11.1 is a complete list of all entities in which Seller has or has had an interest of any kind or nature, including but not limited to all sole proprietorships (listing the name under which each business was conducted), partnerships, corporations and limited liability companies (the "Affiliates"). Except as specifically delineated on EXHIBIT 11.1, no Affiliate listed on EXHIBIT 11.1 has or has had any interest in any of the Assets, including but not limited to any ownership interest or Encumbrance or any other claim against or with respect to any of the Assets, whether at law or in equity.


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        11.2    Authority.  The execution and delivery of this Agreement, the documents to be delivered at Closing, and the consummation of the transactions contemplated herein have been or will be prior to Closing duly authorized by Seller, to the extent necessary, and by the board of directors, shareholders, and partners, as applicable, of all Affiliates and no other corporate, partnership or other action of Seller or any Affiliate is necessary to authorize this Agreement, the documents to be delivered at Closing, or the transactions contemplated by this Agreement.

        11.3 Conflicting Agreements, Governmental Consents. The execution and delivery of this Agreement, and any other agreements contemplated by this Agreement, by Seller or its Affiliates, the consummation of the transactions contemplated hereby and thereby, and the performance or observance by the Seller of any of the terms or conditions hereof or thereof, will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any lien on any of the Assets pursuant to, any award of any arbitrator, or any indenture, contract, lease or agreement, instrument, order, judgment, decree, statute, law, rule, regulation, ordinance, code, ruling, injunction or award to which Seller, the Business or the Assets is subject, (b) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority, or (c) impose any Encumbrance on the Assets or the Business.

        11.4 Enforceability. Seller has the legal right, power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. Seller has taken the requisite action, corporate or otherwise, necessary to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered by Seller. This Agreement and all other instruments required hereby to be executed and delivered by Seller are, or when delivered will be, legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

        11.5 Actions, Suits, Proceedings. EXHIBIT 11.5 sets forth all actions, suits or proceedings pending or, to the best knowledge of Seller, threatened or anticipated against or affecting Seller or any of the Assets or the Business in any court or before any federal, state,




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
municipal or other governmental agency (the "Proceedings").  None of the
Proceedings: (a) if decided adversely to Seller, would have an adverse effect upon the Business or Assets, (b) seek to restrain or prohibit the transactions contemplated by this Agreement or obtain any damages in connection therewith,
(c) in any way call into question the validity of this Agreement, or (d) involve the risk of criminal liability. Seller is not in default with respect to any order of any court or governmental agency entered against it in respect of the Business or Assets, nor are there any unsatisfied judgments against Seller, the Business or the Assets. There is not a reasonable likelihood of an adverse determination of any pending actions, suits or proceeding. Seller has not received notice of the initiation of any condemnation proceeding with respect to the Real Estate or the Facilities, or offer or sale in lieu thereof, or any judgments, orders, decrees, stipulations, settlement agreements, liens or injunctions, relating in any way to the Real Estate or the Facilities, which have not been wholly and completely settled, complied with and discharged.

        11.6 Tangible Personal Property. Set forth in EXHIBIT 11.6 is a complete and accurate list of all of the tangible personal property comprising the Assets.

        11.7    Leases or Other Agreements.  Except for the Leases listed in
EXHIBIT 11.7, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting any person or entity the right to purchase, use or occupy any of the Facilities or the Real Estate in connection with the Business or any portion thereof or any interest in any such Facilities or the Real Estate. Seller shall, prior to Closing, negotiate and deliver to Buyer duly executed and legally enforceable agreements with all lessees of the Real Estate and Facility in form and substance satisfactory to Buyer whereby all such lessees agree to terminate their leases and release all claims to the Real Estate and Facility they may have effective no later than the termination of the Lease.

        11.8 No Material Violations. Seller in the conduct of the Business has not violated and is in compliance with all applicable laws, rules or regulations relating to the Business or Assets. There are no requests, claims, notices, investigations, demands, administrative proceedings, hearings or other governmental claims against Seller alleging the existence of any such violation, other than routine ongoing investigation by the Nevada Gaming Commission conducted in the ordinary course of such Commission's routine investigations of gaming establishments. Seller has provided to Buyer copies of all written field inspection reports in its possession submitted to Seller by governmental authorities since January 1, 1989.

        11.9    Environmental Matters.  Except as disclosed in EXHIBIT 11.9:

                11.9.1 To the knowledge of Seller, there are not present in, on or under the Real Estate or the Facilities any Hazardous Substances (as hereinafter defined) in such form or quantities as to create any liability or obligation for either Seller or Buyer under common law of any jurisdiction or under any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment ("Environmental Law"). "Hazardous Substances" means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

                11.9.2 To the knowledge of Seller, no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Real Estate, the Facilities or any adjacent or nearby properties in such a way as to create any liability under applicable common law or under any Environmental Law.

                11.9.3 To the knowledge of Seller, neither the Real Estate nor the Facilities are being used nor have they ever been used in connection with the business of manufacturing, storing, transporting, handling, disposing or treating Hazardous Substances.

                11.9.4 The Business is and has in the past always been conducted in accordance with all Environmental Laws; the Real Estate, the Facilities and all Assets comply with all Environmental Laws; and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of the Business at the Real Estate and the Facilities are in Seller's possession and are in full force and effect, where the failure to comply with such Environmental Laws or have such licenses, permits and other authorizations has or would have a material adverse effect on the Business, the Real Estate, the Facilities or the

Assets. No permit required under any Environmental Law is schedule to expire prior to December 31, 1994, and, to the knowledge of Seller, there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

                11.9.5 To the knowledge of Seller, except as disclosed in the Environmental Assessment, there are not now, nor have there ever been in the past, any underground or aboveground storage tanks or other containment facilities of any kind on the Real Estate or the Facilities which contain or ever did contain Hazardous Substances.

                11.9.6 To the knowledge of Seller, neither the Real Estate nor the Facilities are nor never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

                11.9.7 Seller has delivered to Buyer accurate copies of all reports, authorizations, permits, licenses, disclosures and other documents, either in its possession or of which it has knowledge, describing or relating in any way to the Real Estate, the Facilities or any other Assets which describe or mention the status of any of the Real Estate, the Facilities or any of the Assets with respect to any Environmental Law.

                11.9.8 Solely for purposes of this Section 11.9, the term "knowledge" shall mean Seller's actual knowledge and Seller has not taken any action to verify the truth or accuracy of the representations contained in this Section other than permitting the Buyer to conduct the Environmental Assessments.

        11.10 Employees. EXHIBIT 11.10 hereto lists all employees of Seller at the date hereof engaged in operation of the Business and in the case of each such employee sets forth the position, level of compensation, earned and accrued vacation, date of employment, and years of employment recognized for determining eligibility for participation in, and vesting and credited service under, each and every employee benefit plan sponsored by the Seller.

        11.11 Employee Plans. EXHIBIT 11.11 hereto lists and generally describes all employee benefit plans covering employees of Seller engaged in operation of the Business. True and correct copies of each of the plans described in EXHIBIT 11.11 and of the related agreements have been furnished by Seller to Buyer. Seller has also furnished to Buyer with respect to each of the plans the most recent summary plan description. The provisions, operation, and Seller's tax treatment of such plans are not in violation of any material provision of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code, or any other statute, rule or regulation, agreement or instrument by which they are governed. All applicable ERISA requirements as to the filing of reports, documents and notices regarding such plans with the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation, and the furnishing of such documents to participants and beneficiaries on or prior to the date hereof, have been complied with in all material respects. The Seller does not have and has never had any employee pension benefit plan as defined under ERISA. There are no actions, suits or proceedings pending or, to the knowledge of Seller threatened against such plans or any fiduciaries thereof respecting their duties to the plans or the assets or any of the trusts under any of the plans. No such plan is a Multiemployer Plan, as defined in Section 4001(a)(3) of ERISA.

        11.12 Labor Matters. There are no existing labor disputes or disturbances which affect the Business or the future prospects of the Business, except those by the Culinary Union. There are no existing employment agreements or collective bargaining agreements between Seller and any of its employees or any collective bargaining unit representing any such employees. Except for the NLRB complaint by the Culinary Union, no petition has been filed or is pending with the National Labor Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any group of Seller's employees by a labor organization. There is no present solicitation or campaign by any labor organization or employee for the representation of Seller's employees by a labor organization.

        11.13 Title to Real Property. EXHIBIT 1.2.1 hereto correctly identifies the real property included in the Assets. Seller has and will transfer good and marketable fee simple title to such real property, free and clear of all Encumbrances other than Permitted Encumbrances.

        11.14 Utilities. The Real Estate and the Facilities are presently served by the following utilities, all of which are located in the public streets adjacent to the Real Property or within existing easements adjacent to the Real Property: (i) water, (ii) sanitary sewer, (iii) storm sewer, (iv) electricity, (v) telephone, and (vi) gas. Such utilities are sufficient for the operation of the Business and the Facilities as currently operated. Seller has received no notice of actual or threatened reduction or curtailment of any utility service now supplied to the Real Property.

        11.15 Certificates of Occupancy. The Facilities have received all required approvals of government authorities including without limitation all permits and certificates of occupancy or other similar certificates permitting lawful occupancy of the Facilities required in connection with the operation thereof. The Facilities have been operated and maintained in accordance with applicable laws, rules and regulations, orders and rulings. Seller has received no notice of actual or threatened cancellation or suspension of any certificates of occupancy for any portion of the Real Property.

        11.16 Assessments. Except as disclosed on EXHIBIT 11.16, Seller has received no notice of actual or threatened special assessments or reassessments of the Real Property or any portion thereof other than for lights and curb ways.

        11.17 Title to Personal Property. Except as set forth below, Seller owns all right, title and interest in and to all personal property and has and will transfer good and marketable title to all right, title and interest in all personal property included in the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. No Affiliate has or has had any interest in the personal property included in the Assets. The Assets include without limitation all assets necessary for the conduct of the Business. Seller is co-owner of the customer lists with Vacation Club, Inc.

        11.18 Condition of Assets. All of the tangible Assets necessary for the conduct of the Business are sold as is. To the best of Seller's knowledge, the tangible Assets free from material defects, have been maintained in accordance with normal industry practice, and are in generally good operating condition and repair (subject to normal wear and tear).

        11.19   Contracts and Commitments.

                11.19.1 Contracts. Schedule 1.2.5 sets forth a complete and accurate list of all Contracts of the following categories:

                        11.19.1.1 Contracts not made in the ordinary course of Seller's business;

                        11.19.1.2 Employment contracts and severance agreements, including without limitation Contracts (a) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of Seller or (b) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of Buyer or Parent of Seller any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                        11.19.1.3       Labor or union contracts;

                        11.19.1.4 Distribution, franchise, license, sales commission, consulting agency or advertising contracts related to the Assets or the Business or which are not cancellable on thirty (30) calendar days notice;

                        11.19.1.5 Options with respect to any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

                        11.19.1.6 Contracts involving expenditures or liabilities, actual or potential, in excess of $1,000.00 or otherwise material to the Business or the Assets and not cancellable (without liability) within thirty (30) calendar days;

                        11.19.1.7 Contracts or commitments relating to commission arrangements with others;

                        11.19.1.8 Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $10,000.00, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by Seller in the ordinary course of Seller's business to purchasers of its products);

                        11.19.1.9 Contracts containing covenants limiting the freedom of Seller or any Affiliate or their officers, directors, or shareholders, to engage in any line of business or compete with any person;

                        11.19.1.10 Any Contract with the United States, state or local government or any agency or department thereof involving expenditures or liabilities in excess of $10,000.00;

                        11.19.1.11      Leases of real property;

                        11.19.1.12 Leases of personal property not cancellable (without liability) within thirty (30) calendar days;

                        11.19.1.13 Governmental or regulatory Permits required to conduct the Business as presently conducted; and

                        11.19.1.14 Any and all other contracts pertaining to the Business or the Assets.

        Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 1.2.5, including all amendments and supplements thereto. Seller and, to the knowledge of Seller, each other party thereto, have substantially performed all obligations required to be performed by them to date, and are not in default in any material respect, under any of the instruments or agreements described above, and neither Seller nor, to the best knowledge of Seller, each other party thereto has repudiated any provision thereof. The instruments and agreements described above which are to be assigned to Buyer hereunder are each in full force and effect and are assignable to Buyer without the consent of third parties, and Seller has not waived or assigned to any other person any of its rights thereunder.

        11.20 Intellectual Property Rights. EXHIBIT 1.2.6 hereto lists and describes correctly all registered patents, trademarks, service marks, copyrights, mask works, trade names and other intellectual property (and all applications therefor) ("Intellectual Property") included in the Assets and their respective patent and trademark registration numbers, if any. All Intellectual Property is, except as noted on EXHIBIT 1.2.6, solely registered in the name of Seller, is beneficially owned by Seller, and has not been licensed or otherwise been made available by Seller for use by others.

All such registered Intellectual Property rights are in full force and effect and will not expire or require renewal until the date (if any) set forth in
EXHIBIT 1.2.6. Seller does not own or have any interest in or to any other registered patents, trademarks, service marks, copyrights, mask works, trade names or other intellectual properties (or applications therefor) and does not license from others the right to use any industrial or intellectual property rights. To the knowledge of Seller, Seller owns or possesses, is licensed under, or otherwise has lawful access to, all patents, trade secrets, know-how, other confidential information, trademarks, service marks, copyrights, mask works, trade names, and other intellectual properties (or applications therefor) necessary for the lawful conduct of the Business as now conducted or intended to be conducted, without any infringement of or conflict with the industrial or intellectual property rights of others. Seller does not know or have reason to know of any unauthorized use or disclosure or misappropriation of any of the Intellectual Property. Seller has no reason to believe that (i) any of the registered intellectual properties listed in EXHIBIT 1.2.6 is invalid or unenforceable (whether due to the existence of prior art, inequitable conduct such as patent fraud or misuse, prior use or creation, or otherwise), (ii) any payments to governmental agencies required to maintain the effectiveness of any of such registered intellectual properties have not been timely paid, or (iii) any of such pending applications will be denied or will be materially restricted or conditioned or any prior art exists which would cause such denial, restriction or condition. No person has a right to receive a royalty or similar payment in respect of any such intellectual property rights whether or not pursuant to any contractual arrangements entered into by Seller.

        11.21. Licenses and Permits. EXHIBIT 1.2.8A hereto correctly describes all licenses and permits granted to or by Seller in connection with the operation of the Business. Seller has all licenses and permits required by law or otherwise necessary for the proper operation of the Business. All licenses and permits granted to Seller are valid and in full force and effect, and no action to terminate any such license or permit is pending or has been threatened by any governmental agency or other party. EXHIBIT 11.21 sets forth all consents required for the assignment by Seller to Buyer of Buyer's rights, benefits and claims under the Contracts assigned to Buyer hereby.

        11.22 Financial Information. Seller has delivered to Buyer audited balance sheets of the Business as of December 31, 1992, December 31, 1993 (the "Balance Sheet Date") and profit and loss statement of the Business for the periods then ended. Such financial statements have been prepared based upon the books and records of Seller and fairly and accurately present in all material respects the assets and liabilities of the Business at such dates and the results of operations for the periods then ended and except as specifically set forth therein, have been prepared in accordance with generally accepted accounting principles. At the respective dates of such financial statements, there were no liabilities of Seller, which, in accordance with generally accepted accounting principles, should have been shown or reflected in such financial statements or the notes thereto, which are not shown or reflected in such financial statements or the notes thereto.

        Except as disclosed in the financial reports provided to Buyer through the date hereof, since the Balance Sheet Date:

                11.22.1 there has not been any material adverse change in the financial condition, the Assets or the liabilities of Seller;

                11.22.2 there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Assets;

                11.22.3 there has not been any sale or transfer or other disposition of any of the assets used in or useful to the Business, except in the ordinary course of business, or any Encumbrance placed on the Assets; and

                11.22.4 there has not been any transaction affecting the Assets entered into by Seller other than in the ordinary course of business, except this Agreement.

        11.23 Liabilities. Other than Excluded Liabilities, Seller has no material liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including without limitation tax liabilities due or to become due, except (a) liabilities which are reflected and reserved against on the Balance Sheet, which have not been paid or discharged since the date thereof, (b) liabilities arising under Contracts, Leases, letters of credit, purchase orders, licenses, Permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedule and (c) liabilities incurred since the Interim Balance Sheet Date in the ordinary course of the Business and consistent with Seller's past practice and in accordance with this Agreement (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of law or arose out of any Action) and none of which, individually or in the aggregate, has or would have a material adverse effect on the Business or the Assets.

        11.24 Taxes. Seller (i) timely filed with appropriate taxing authorities all returns required to be filed through the date hereof which returns are complete and accurate in all material respects, and (ii) has paid all federal, state and local income, profits, franchise, sales, use, property, excise, payroll, and other taxes and assessments (including interest and penalties) to the extent that such have become due. No claims for additional taxes have been asserted against Seller and no audits are pending or threatened with respect to any tax liabilities of Seller. There are no liens for taxes on any of the Assets. None of the Assets is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provisions.

        11.25 Capital Projects. Except as set forth in EXHIBIT 11.25, no construction or other capital projects are in progress, have been contracted for or, to the knowledge of Seller, are required by applicable law or regulation in connection with the operation of the Business. All completed construction and other capital projects are reflected in the balance sheet referred to in Section
11.22 hereof.

        11.26 Composition of Assets. The Assets comprise all property and assets used by Seller in and necessary for the conduct of the Business.

        11.27 Insurance. Seller maintains property and casualty insurance on all tangible Assets on an actual cash or replacement value basis and workers compensation as required by law and general liability with respect to the Business. EXHIBIT 11.27 shows each policy or binder, the carrier, policy number, the coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided. Such insurance provides, and during such period provided, coverage to the extent and in the manner (a) customary for the industry in which seller is engaged and (b) as may be required by law and by any and all Contracts to which Seller is a party. Seller is not in default under any of such policies or binders, and Seller has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no outstanding unpaid claims under any such policies or binders. All policies and binders provide sufficient coverage for risks insured against, are in full force and effect on the date hereof, and shall be kept in full force and effect through the Closing Date.
All policies providing such insurance are in full force and effect and Seller has not received any notice of impending cancellation or nonrenewal thereof.

        11.28 Brokers and Finders. Seller has not retained or engaged any broker, finder, real estate agent or other financial intermediary in connection with the transaction contemplated by this Agreement.

        11.29 No Other Agreements to Sell the Assets. Seller nor any of Seller's agents have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business), to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

        11.30 Full Disclosure. No representation or warranty by Seller contained in this Section 11 contains any untrue statement of a material fact, or omits any material fact necessary to make the representations and warranties herein contained not misleading. To the best of Seller's knowledge, Seller has disclosed all events, conditions and facts materially affecting the Business, the Assets, and the financial condition of Seller.

12. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

        12.1 Organization. Buyer is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

        12.2 Conflicting Agreements, Governmental Consents. The execution and delivery of this Agreement by Buyer, the consummation of the transactions contemplated hereby, and the performance or observance by Buyer of any of the terms or conditions hereof, will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or By-Laws of Buyer, any award of any arbitrator, or any indenture, contract or agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Buyer is subject, or (b) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.

        12.3 Corporate Authority. The execution and delivery of this Agreement by Buyer, and the consummation of transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement and all other instruments required hereby to be executed and delivered by Buyer are, or when delivered will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

        12.4 Brokers and Finders. Buyer has not retained any broker, finder, real estate agent of other financial intermediary in connection with the transactions contemplated by this Agreement.

        12.5 Actions, Suits, Proceedings. Schedule 12.5 sets forth all actions, suits or proceedings pending or, to the knowledge of Buyer, threatened or anticipated against Buyer or any of its property in any court or before any federal, state, municipal or other governmental agency (a "Proceeding"). There are no Proceedings pending or, to the knowledge of Buyer, threatened or anticipated by Buyer or any of its property which, (a) seek to restrain or prohibit the transactions contemplated by this Agreement or obtain any damages in connection therewith, or (b) in any way call into question the validity of this Agreement.

13. CONDITIONS TO OBLIGATION OF BUYER TO CLOSE. The obligation of Buyer to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

        13.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date, as if made on the Closing Date.

        13.2 Observance and Performance. Seller shall have observed and performed all covenants and agreements required by this Agreement to be observed or performed by Seller on or prior to the Closing Date.

        13.3 Seller's Certificate. Seller shall have delivered to Buyer a certificate of Seller, dated the Closing Date, that Seller has complied with the conditions set forth in this Section.

        13.4 Searches. Buyer shall have received, as of a date no more than five (5) days prior to the Closing Date, Uniform Commercial Code Searches against Seller and its Affiliates from the Secretary of State of Nevada and from such other states and/or counties as Buyer shall reasonably request, together with tax lien and judgment searches, in each case certified by a reporting service satisfactory to Buyer, and disclosing no Encumbrances interests against the Assets other than Permitted Encumbrances.

        13.5 Due Diligence Review. Buyer and its agents (including Buyer's lender and its agents) shall have conducted a due diligence review of Seller's books and records, financial statements, and other records and accounts of the Business, and in the sole discretion of Buyer, Buyer shall be satisfied on the basis of such review that there has been no breach of the representations and warranties or the pre-closing covenants of Seller made pursuant to this Agreement. Such review shall have no effect whatsoever on the liability of Seller to Buyer under this Agreement or otherwise for breach of any representations, warranties, or covenants of Seller or hereunder.

        13.6 Title Matters. Title to the Real Estate and the Facilities shall have been found acceptable, or been made acceptable, in accordance with
Section 9 hereof.

        13.7 Consents of Third Parties. Buyer shall have received duly executed copies of any consents, permits or waivers necessary to permit the assignment of the contracts, leases, commitments and agreements described in
EXHIBIT 1.2.5 hereto without breach thereof.

        13.8 Copies of Documents. Buyer shall have received accurate and complete copies of all documents and instruments listed in any of the exhibits to this Agreement (and of any amendments, waivers or similar supplementary materials related thereto).

        13.9 No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement. No law, statute, ordinance, or ruling shall have been proposed, passed or enacted that makes the purchase of all or part of the Assets contemplated hereby or the proposed use of the Assets by Buyer illegal or otherwise prohibited.

        13.10 Environmental Condition Precedent. The Environmental Assessment shall have been completed to the Buyer's satisfaction and any Environmental Objection shall have been cured as provided in Section 10.

        13.11 No Material Changes. Since the Interim Balance Sheet, there shall not have occurred any material adverse change in the Business or the Assets.

        13.12 Staircase. Seller shall have transferred all right, title and interest in the Eiffel Tower staircase to Buyer.

        13.13 Close of Purchase Agreement for Additional Real Estate. Seller and Buyer shall open Escrow and agree to close no later than the earlier of February 1, 1995 or the close of this Agreement, the transactions contemplated under that certain Purchase Agreement between them dated ______________, 1994, for the purchase of specified additional real estate located in Las Vegas, Nevada.

        13.14 Closing Documents. Buyer shall have received the warranty deeds, bills of sale, assignments and other documents required to be delivered by Seller or others under Section 4.

14. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

        14.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date, as if made on the Closing Date.

        14.2 Observance and Performance. Buyer shall have observed and performed all Covenants and agreements required by this Agreement to be observed and performed by Buyer on or prior to or at the Closing Date.

        14.3 Officer's Certificate. Buyer shall have delivered to Seller a certificate of a responsible officer of Buyer dated the Closing Date that the conditions set forth in this Section 14 have been satisfied.

        14.4 Consents of Third Parties. Seller shall have received duly executed copies of any material consents necessary to permit the assignment of the contracts, leases, commitments and agreements described in EXHIBIT 1.2.5 hereto without breach thereof.

        14.5 Regulatory Approvals. Seller shall have received all authorizations, consents and approvals of governments and governmental agencies required in connection with the purchase and sale contemplated by this Agreement, other than gaming, liquor, cigarette or other licenses for assets excluded or excludable pursuant to Section 1.3 or Section 1.2.2.

        14.6 No Legal Actions. No court of governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

        14.7 Buyer shall have paid Seller the amount of $83,523.89 in consideration of the transfer of all right in and to the staircase from the Eiffel Tower to Buyer.

15. OPERATION OF BUSINESS PRIOR TO CLOSING. Seller agrees that, except with the prior written consent of Buyer, from the date of this Agreement to the
Closing:

        15.1 Maintenance of Business. Seller will use reasonable efforts to preserve intact the business organization of the Business, keep available the services of key employees on terms no less favorable to Seller than those on which such officers and employees are presently employed, and preserve for Buyer the good will of suppliers, customers and others having business relationships with the Business. Seller will maintain its books and records during such period in a manner consistent with past practice.

        15.2 Employees. Seller will not hire any new employees for the Business other than in the ordinary course of business consistent with past practices as reasonably necessary to employees and then only to the extent necessary to meet the needs of Seller's customers and provided that Seller notify Buyer of such hires within two business days of the specifics of each hire, or effect any increase in compensation or employee benefits for its employees engaged in operating the Business.

        15.3 No Disposition of Assets. Seller will not sell, transfer, dispose of or abandon any portion of the Assets, except in the ordinary course of business and consistent with past practice.

        15.4 No Additional Liens. Seller will not permit any of the Assets to become subject to any mortgage, charge or encumbrance, other than Permitted Encumbrances and purchase money security interest on new assets purchased to replace damaged or destroyed Assets.

        15.5 No Modification of Agreements. Seller will not modify or amend any material contract, lease, commitment or agreement to be assigned to or assumed by Buyer hereunder, or waive or assign to any third party any of its rights under any such contract, lease, commitment or agreement.

        15.6 Maintenance of Tangible Assets. Seller will maintain all tangible Assets in good order and repair, ordinary wear and tear excepted, in accordance with normal industry practice and manufacturers specifications, if any.

        15.7 No Extraordinary Agreements. Seller will not enter into any contract or agreement which relates to the Business or Assets and which contains terms or conditions inconsistent with past business practices of Seller or the continued operation of the Business as a going concern.

        15.8 Maintenance of Insurance. Seller will continue to carry all existing policies of insurance relating to the Assets, or will effect renewals or replacements thereof in substantially the same form and amount, and providing substantially the same coverage, as such existing policies.

        15.9 Ordinary Operations. Without limiting the generality of the foregoing, Seller will in all other respects operate the Business in the ordinary course.

16.     INSPECTION RIGHTS

        16.1 Pre-Closing Inspection Rights. Seller will permit employees and agents of Buyer or employees and agents and Buyer's lenders during normal business hours and on reasonable notice to Seller to inspect the Assets and to inspect all contracts, agreements, other documents and records reflecting or reasonably relating to the Assets or the Business. All information and records obtained by Buyer pursuant to this Section shall be maintained as confidential and shall not be disclosed to any third party without the consent of Seller except in response to legal process or to the extent required to comply with applicable law. Buyer shall not be obligated to maintain as confidential any information obtained from Seller which is publicly available, readily ascertainable from public sources, known to Buyer at the time the information was disclosed or which is rightfully obtained from a third party. The obligations of confidentiality arising under this Section shall survive the termination or abandonment of this Agreement.

        16.2 Post-Closing Inspection Rights. Buyer agrees that all books and records delivered to Buyer by Seller pursuant to the provisions of this Agreement shall be open for inspection by representatives of Sellers' at any time during regular business hours on or prior to the second anniversary of the Closing Date (or thereafter if such inspection is necessary in order for Seller to respond to a bona fide claim or law suit or a suit, inspection, audit or investigation by a governmental agency) and that Seller may during such period at its expense make such excerpts therefrom as it may deem desirable. Seller agrees that such documents and materials retained by Seller and that are related to the Assets or Business shall be open for inspection by representatives of Buyer at any time during regular business hours on or prior to and that Buyer may during such period at its expense make such excerpts therefrom as it may deem desirable. Thereafter, each party shall offer an opportunity to copy any such documents and materials prior to the destruction thereof.

17. BULK TRANSFER LAW. To the extent any bulk sales or similar law applies to the transactions contemplated herein, Buyer hereby waives compliance by Seller with the requirements of any applicable laws relating to bulk sales and transfers and Seller agrees to indemnify Buyer and hold Buyer harmless from any and all claims, liabilities or costs arising with respect thereto, including reasonable attorneys' fees.

18.     TAXES, FEES AND OTHER EXPENSES

        18.1 Taxes and Fees. Seller shall be responsible for and shall pay all sales, transfer or similar taxes or governmental charges, if any, all deed taxes and recording fees, and the escrow closing fee of the title company with respect to the sale and purchase of the Assets, whether levied against the Assets, Seller or Buyer.

        18.2 Expenses. Except as provided in Sections 18.1 and 18.3 each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement, including without limitation its attorneys' fees and accountants' fees.

        18.3 Title Insurance Premiums. Seller shall pay the cost of the Survey, Environmental Assessment and the premiums for the Title Insurance and all endorsements thereto required under this Agreement other than the ALTA Form
110.5 Endorsement.

19.     INDEMNIFICATION BY SELLER

        19.1 Generally. Seller hereby agrees to indemnify and hold harmless Buyer, its subsidiary corporations and their affiliates (together, "Buyer's Indemnified Parties") against and with respect to:

                19.1.1 Any and all liabilities and obligations of Seller (including without limitation Excluded Liabilities or any liability imposed upon Buyer by reason of Buyer's status as transferee of the Assets) except to the extent of the Assumed Liabilities and agreed to be paid by Buyer pursuant to
Section 3 hereof, and any and all liabilities and obligations incurred in connection with, arising out of, resulting from or incident to ownership of the Assets, operation of the Business and incidents and occurrences on or prior to the Closing Date, whether or not reflected in its books and records and whether or not manifest on or prior to the Closing Date;

                19.1.2 Any and all loss, injury, damage or deficiency incurred in connection with, arising out of, resulting from or incident to any misrepresentation, omission or breach of warranty on the part of Seller under this Agreement;

                19.1.3 Any and all loss, injury, damage or deficiency incurred in connection with, arising out of, resulting from or incident to any non-fulfillment of an covenant or agreement on the part of Seller under this Agreement; and

                19.1.4 Any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and legal and other expenses incurred in connection with, arising out of, resulting from or incident to any of the foregoing.

        19.2 Procedures. In the event any demands or claims are asserted against Buyer's Indemnified Parties or any actions, suits or proceedings are commenced against Buyer's Indemnified Parties for which Seller is obligated to indemnify any of Buyer's Indemnified Parties under this Section 19, then Buyer shall give written notice thereof to Seller within ten (10) business days after Buyer's Indemnified Parties receipt of any such written demand or claim, in order to permit Seller the necessary time to evaluate the merits of such demand, claim, action, suit or proceeding and defend, settle or compromise the same so that Seller's interests are not materially prejudiced. Failure to give such notice shall not affect rights to indemnification hereunder, except to the extent the Seller demonstrates actual damage caused by such failure. Within ten
(10) business days after such notice, Seller shall assume the defense thereof with counsel chosen by Seller or its insurer and reasonably acceptable to Buyer. If Seller fails to assume the defense of such claim within ten (10) business days after receipt of such notice, any of Buyer's Indemnified Parties will (upon delivering notice to such effect to Seller) have the right to undertake, at Seller's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of Seller; provided, however, that such claim shall not be compromised or settled without the written consent of Seller, which consent shall not be unreasonably withheld. In the event any of Buyer's Indemnified Parties assume the defense of the claim, Buyer will keep Seller reasonably informed of the progress of any such defense, compromise or settlement. Seller shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 19.2 and for any final judgment (subject to any right of appeal), and Seller agrees to indemnify and hold harmless Buyer's Indemnified Parties from and against any damages by reason of such settlement or judgment.

        19.3 Settlement and Compromise. Seller shall not settle or compromise any demands, claims, actions, suits or proceedings for which Buyer has sought indemnification from Seller without the written consent of Buyer, which consent shall not be unreasonably withheld.

        19.4 Limitations on Indemnification. No claim for indemnification under this Section 19 shall be made by Buyer against Seller after the date that is seven (7) years from the Closing Date, except for claims for indemnification for breach of representations and warranties under Sections 11.9, 11.13, 11.17, 11.20, and 11.11. Further, no claim for indemnification shall be made by Buyer against Seller unless the claim can reasonably be expected to exceed $10,000.00 in amount or the aggregate of the claim and all other known claims can reasonably be expected to exceed $10,000.00 in amount. The aggregate amount of claims payable by Seller under this Section shall not exceed the sum of (i) greater of (a) 150% of the aggregate purchase price paid pursuant hereto, or (b) the aggregate amount of any payments or claims paid or made against Buyer for which Buyer is entitled to indemnification hereunder, plus (ii) the amount of reasonable attorneys fees paid by Buyer in defending or paying any claim for which it is entitled to indemnification hereunder plus the amount of reasonable attorneys fees paid by Buyer in prosecuting and collecting its claim for indemnification hereunder.

20.     INDEMNIFICATION BY BUYER

        20.1 Generally. Buyer hereby agrees to indemnify and hold harmless Seller at all times from and after the Closing Date against and with respect to:

                20.1.1 Any and all liabilities and obligations of Seller with respect to the Assumed Liabilities and any and all liabilities and obligations incurred in connection with, arising out of, resulting from or incident to ownership of the Assets and incidents and occurrences after the Closing Date, except to the extent Seller is required to indemnify Buyer in respect thereof pursuant to Section 19.1;

                20.1.2 Any and all loss, injury, damage or deficiency incurred in connection with, arising out of, resulting from or incident to any misrepresentation, omission or breach of warranty on the part of Buyer under this Agreement;

                20.1.3 Any and all loss, injury, damage or deficiency incurred in connection with, arising out of, resulting from or incident to any non-fulfillment of any covenant or agreement on the part of Buyer under this Agreement; and

                20.1.4 Any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incurred in connection with, arising out of, resulting from or incident to any of the foregoing.

        20.2 Procedures. In the event any demands or claims are asserted against Seller or any actions, suits or proceedings are commenced against Seller for which Buyer is obligated to indemnify Seller under this Section 20, then Seller shall give timely notice thereof to Buyer in order to permit Buyer the necessary time to evaluate the merits of such demand, claim, action, suit or proceeding and defend, settle or compromise the same so that Buyer's interest is not materially prejudiced. Failure to give such notice shall not affect rights to indemnification hereunder, except to the extent the Buyer demonstrates actual damage caused by such failure. Within ten
(10) business days after such notice, Buyer shall assume the defense thereof with counsel chosen by Buyer and reasonably acceptable to Seller. If Buyer fails to assume the defense of such claim within ten (10) business days after receipt of such notice, the Seller will (upon delivering notice to such effect to Buyer) have the right to undertake, at Buyer's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of Buyer; provided, however, that such claim shall not be compromised or settled without the written consent of Buyer, which consent shall not be unreasonably withheld. In the event the Seller assumes the defense of the claim, Seller will keep Buyer reasonably informed of the progress of any such defense, compromise or settlement. Buyer shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 20 and for any final judgment (subject to any right of appeal), and Buyer agrees to indemnify and hold harmless Seller from and against any damages by reason of such settlement or judgment.

        20.3 Settlement and Compromise. Buyer shall not settle or compromise any demands, claims, actions, suits or proceedings for which Seller has sought indemnification from Buyer without the written consent of Seller, which consent shall not be unreasonably withheld.

        20.4 Limitations on Indemnification. No claim for indemnification under this Section 20 shall be made by Seller against Buyer after the date that is seven (7) years from the Closing Date. Further, no claim for indemnification shall be made by Seller against Buyer unless the claim can reasonably be expected to exceed $10,000.00 in amount or the aggregate of the claim and all other known claims can reasonably be expected to exceed $10,000.00 in amount. The aggregate amount of any and all claims hereunder shall not exceed the aggregate purchase price. Seller right's hereunder shall at all times be subordinate to the rights of the holders of the First Mortgage Notes due 2004 issued pursuant to the Registration Statement.

        20.5 Right of Set-Off. Buyer may set off against amounts otherwise payable under the Buyer's Promissory Note any amount to which it may be entitled under this Section 20 and any other obligation of Seller or Seller's Affiliate's matured or unmatured, accrued or unaccrued including without limitation all obligations of the Seller to Buyer under any Promissory notes issued pursuant to the Letter Agreements, all advances and/or loans made by Buyer to Seller pursuant to the Letter Agreements and any obligations, if any, assumed by Buyer. The exercise of such right of set-off by Buyer shall not constitute an event of default under the Buyer's Promissory Note. Neither the exercise of, nor the failure to exercise, such right of set-off shall constitute an election of remedies nor limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

21. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing Date on the terms and conditions set forth below:

        21.1    Mutual Consent.  By mutual written consent of Buyer and Seller.

        21.2 Breach of Agreement. By Buyer giving written notice to Seller if Seller is in breach, or by Seller giving written notice to Buyer if Buyer is in breach, in any material respect of any representation, warranty or covenant contained in this Agreement and the breaching party's failure to cure breach within ten (10) business days of the breaching parties receipt of such notice.

        21.3 Delayed Closing. By Buyer giving written notice to Seller or by Seller giving written notice to Buyer, if the transactions contemplated by this Agreement shall not have been consummated by February 1, 1995, unless such failure shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date.

        21.4 Consequences of Termination. Upon termination of this Agreement as provided herein, each party shall return to the other the information such party has pertaining to this Agreement and neither party shall have liability as a result of such termination except that a breaching party shall be liable to a non-breaching party if this Agreement is terminated pursuant Section 21.2 as a result of the breaching party's breach.

        21.5 Government Action. By Buyer or Seller if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

        21.6 Remedies. A parties termination of this Agreement pursuant to the provisions hereof shall not preclude the terminating party from recovering damages resulting from the other party's breach of any representation or covenant contained in this Agreement. A party's right to terminate this Agreement pursuant hereto shall not prevent the party from seeking specific performance of the obligations hereunder in lieu of termination of this Agreement.

22. ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other except that Buyer may assign to an affiliate as defined in Rule 405 of the Securities Act of 1933, as amended. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns, and no person, firm or corporation other than the parties, their successors and assigns, shall acquire or have any rights under or by virtue of this Agreement.

23. COVENANT OF FURTHER ASSURANCES/COOPERATION. From time to time after the Closing, at the request of Buyer and without further consideration, Seller will execute and deliver such other instruments of transfer and take such other actions as Buyer may reasonably require to transfer the Assets to, and vest title of the Assets in, Buyer, and to put Buyer in possession of the Assets.
In the event that it shall be necessary for Seller to qualify to do business as a foreign corporation in any state after the Closing in order for Buyer to enforce any material claim, Seller shall so qualify promptly upon written request of Buyer. Furthermore, Seller shall cooperate with Buyer with respect to all condemnation proceedings and in obtaining all utilities and governmental approvals necessary or appropriate for Buyer to construct its proposed project in connection with the Real Property as outlined in the Buyer's filing with the Securities and Exchange Commission.

24. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each and every certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. All representations and warranties contained herein, and all other written representations and warranties of Buyer and Seller contained in the instruments executed in connection with the consummation of the transactions provided for herein, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of seven (7) years, except that the representations and warranties in Sections 11.9, 11.13, 11.17, 11.20, and
11.11 shall survive indefinitely. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party against another in connection with, or arising out of this Agreement or the transactions contemplated hereby if such claim was made in writing and received by the other party prior to the expiration of the applicable survival period provided herein.

25. PUBLIC ANNOUNCEMENT. Any and all public announcements of any kind or nature whatsoever concerning the transactions contemplated hereby made on or before the Closing Date shall require the prior written approval of Buyer and Seller, which approval shall not be unreasonably withheld. Notwithstanding the forgoing, either party may make any public announcement required by law, rule or regulation, provided the party making the announcement provides the other party with a copy of such proposed announcement for their comment as far in advance of such announcement as practicable.

26. ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules attached to this Agreement, constitutes the entire agreement and understanding between Seller and Buyer with respect to the sale and purchase of the Assets and the other transactions contemplated by this Agreement. The Letter Agreements are hereby modified to reflect this Agreement and to the extent not inconsistent with this Agreement are hereby incorporated by reference and restated herein and remain in full force and effect. Except as provided above, all prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement.

27. AMENDMENT AND WAIVER/CONSTRUCTION. Any provision of this Agreement may be amended or waived by a writing signed by the party against which enforcement of the amendment or waiver is sought. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

28. HEADINGS. The headings of the Sections of this Agreement are solely for convenience and reference and shall not limit or in any way affect the meaning of the terms or provisions of this Agreement.

29. CHOICE OF LAW/JURISDICTION. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada, as though all acts and omissions related to this Agreement occurred in the State of Nevada, without regard to its principles of laws. Any and all actions arising under this Agreement shall be brought in the United States District Court, District of Nevada, Las Vegas, Nevada unless such court is prohibited by law from assuming jurisdiction over such actions, in which event any and all such actions shall be brought in the District Court of the State of Nevada located in Las Vegas, Nevada and all of the parties hereto consent to the jurisdiction of such courts.

30. SEVERABILITY. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.

31. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same agreement.

32. NOTICES. All notices given pursuant to this Agreement shall be delivered by hand or sent by United States registered mail, postage prepaid, addressed as follows (or to another address or person as a party may specify on notice to the other):

                (i)     If to Seller:

                        Mr. Bob Stupak
                        Stratosphere Corporation
                        200 Las Vegas Boulevard South
                        Las Vegas, Nevada  89104

                        With a copy to:
                        Denton & Denton Ltd.
                        626 South 7th Street
                        Las Vegas, Nevada  89101

                        Attention:  Mark Denton

                (ii)    If to Buyer:

                        Stratosphere Corporation
                        200 Las Vegas Boulevard South
                        Las Vegas, Nevada  89104

                        Attention:  Executive Vice President

                        With a copy to:
                        Grand Casino Resorts, Inc.
                        c/o Grand Casinos, Inc.
                        13705 First Avenue North
                        Suite 100
                        Plymouth, MN  55441-5451

                        Attention:  Chief Financial Officer

                        Maslon Edelman Borman & Brand
                        A Professional Limited Liability Partnership
                        3300 Norwest Center
                        90 South Seventh Street
                        Minneapolis, Minnesota  55402-4140

                        Attention:  Russell F. Lederman, Esq.

33. SATISFACTION OF CONDITIONS TO CLOSING. Seller and Buyer will use commercially reasonable efforts to satisfy the respective conditions to the obligations of the other party to close hereunder, including the prosecution of any applications for licenses or approvals necessary to satisfy such conditions to closing.

        IN WITNESS WHEREOF, the parties have executed or in the case of party who is not an individual have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first above written.


BUYER:                                  STRATOSPHERE CORPORATION,


                                        By  [SIG]
                                          ------------------------------------
                                          Its
                                             ---------------------------------


SELLER:                                     [SIG]
                                        --------------------------------------
                                        Bob Stupak